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                       SECURITIES AND EXCHANGE COMMISSION


                             WASHINGTON, D.C. 20549





                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE

                         SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  October 30, 1997


                             COMPUTER PRODUCTS, INC.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


            Florida                   0-4466                       59-1205269
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(State or other jurisd-              (Commission              (IRS Employer
iction of incorporation)              File Number)          Identification No.)

7900 Glades Road, Suite 500, Boca Raton, Florida                 33434-4105
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 (Address of principal executive offices)                        (Zip Code)


Registrant's telephone number, including area code (561) 451-1000

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                                       N/A
          (Former name or former address, if changed since last report)

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

Item 5.      Other Events.

On April 17, 1997, the Company announced its intention to sell its Industrial Automation division, RTP Corp. ("RTP"), pursuant to a plan of disposal approved by the Board of Directors (the "measurement date"). The Company is required, pursuant to Accounting Principle Board No. 30, to restate its audited financial statements for all periods prior to the Measurement Date which are to be included in its Registration Statement on Form S-4 that was initially filed with the Securities and Exchange Commission on September 25, 1997. Accordingly, the audited financial statements of the Company for the fiscal years 1996, 1995 and 1994 have been restated to give effect to the discontinuance of RTP's operations and are as set forth below. Such restated financial statements will be incorporated by reference into the Company's Registration Statement on Form S-4, of which the Joint Proxy Statement/Prospectus to be delivered to the Company's shareholders and the shareholders of Zytec forms a part.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders of Computer Products, Inc.:

We have audited the accompanying consolidated statements of financial condition of Computer Products, Inc. (a Florida corporation) and subsidiaries as of January 3, 1997 and December 29, 1995, and the related consolidated statements of operations, shareholders' equity and cash flows for the three fiscal years ended January 3, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Computer Products, Inc. and subsidiaries as of January 3, 1997 and December 29, 1995, and the results of their operations and their cash flows for the three fiscal years ended January 3, 1997 in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP
Fort Lauderdale, Florida,

   October 28, 1997.

                             COMPUTER PRODUCTS, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
              For the Years Ended on the Friday Nearest December 31
                  (Amounts in Thousands Except Per Share Data)


                                                              1996      1995       1994
                                                          ---------  --------   --------
SALES                                                     $207,563   $174,451   $136,193

COST OF SALES                                             132,689    110,833     88,187
                                                          ---------  --------   --------
GROSS PROFIT                                               74,874     63,618     48,006
                                                          ---------  --------   --------
EXPENSES

  Selling, general and administrative                      30,877     29,904     28,997
  Research and development                                 15,741     14,057      9,268
                                                          ---------  --------   --------
                                                           46,618     43,961     38,265
                                                          ---------  --------   --------
OPERATING INCOME                                           28,256     19,657      9,741
                                                          ---------  --------   --------
OTHER INCOME (EXPENSE)
  Interest expense                                         (2,734)    (3,253)    (3,709)
  Interest income                                           1,079      1,116        522
  Foreign exchange loss                                      (825)       (13)       (60)
                                                          ---------  --------   --------
                                                           (2,480)    (2,150)    (3,247)
                                                          ---------  --------   --------
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES      25,776     17,507      6,494
PROVISION FOR INCOME TAXES                                  6,702      4,902      2,200
                                                          ---------  --------   --------
INCOME FROM CONTINUING OPERATIONS BEFORE
  EXTRAORDINARY ITEM                                       19,074     12,605      4,294

DISCONTINUED OPERATIONS
  Income from operations, net of  income taxes of
   $177, $588 and $910, respectively                          504      1,512      1,765

EXTRAORDINARY ITEM                                              -       (397)         -
                                                          ---------  --------   --------
NET INCOME                                                $19,578   $ 13,720    $ 6,059
                                                          =========  ========   ========

EARNINGS PER COMMON AND COMMON EQUIVALENT SHARE
PRIMARY-
  Income from continuing operations before
   extraordinary item                                      $ 0.78     $ 0.55    $  0.21
  Income from discontinued operations                        0.02       0.06       0.08
  Extraordinary item                                           -       (0.02)        -
                                                          ---------  --------   --------
  Net income                                              $  0.80     $ 0.59     $ 0.29
                                                          =========  ========   ========
ASSUMING FULL DILUTION-

  Income from continuing operations before
   extraordinary item                                      $ 0.76     $ 0.55     $ 0.21
  Income from discontinued operations                        0.02       0.06       0.08
  Extraordinary item                                           -       (0.02)        -
                                                          ---------   -------   --------
 Net income                                                $ 0.78     $ 0.59     $ 0.29
                                                          =========  ========   ========

COMMON AND COMMON EQUIVALENT SHARES OUTSTANDING

  Primary                                                  24,517     23,078     20,929
  Fully Diluted                                            25,026     24,552     28,584


The accompanying notes are an integral part of these consolidated financial statements.

                             COMPUTER PRODUCTS, INC.
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                      As of the Friday Nearest December 31
                    (Amounts in Thousands Except Share Data)

                                                                    1996         1995
                                                                ---------    ---------
ASSETS
CURRENT ASSETS

  Cash and equivalents                                          $26,141      $26,650
  Accounts receivable, net of allowance for doubtful
   accounts of $1,300 at January 3, 1997 and
   $1,214 at December 29, 1995                                   35,989       25,755
  Inventories                                                    28,726       29,050
  Prepaid expenses and other                                      2,038        2,539
  Deferred income taxes, net                                        965          517
  Current assets of discontinued operations                       7,646        6,400
                                                                ---------    ---------
   Total current assets                                         101,505       90,911
                                                                ---------    ---------
PROPERTY, PLANT & EQUIPMENT, NET                                 28,686       26,668
                                                                ---------    ---------
OTHER ASSETS
  Goodwill, net                                                  20,022       13,532
  Deferred income taxes, net                                        863        2,521
  Other assets                                                    1,171        1,675
  Long-term assets of discontinued operations                     1,594        1,184
                                                                ---------    ---------
   Total other assets                                            23,650       18,912
                                                                ---------    ---------
                                                                $153,841     $136,491
                                                                =========    =========
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
  Current maturities of long-term debt                          $ 4,155      $ 2,719
  Accounts payable and accrued liabilities                       34,210       33,685
  Current liabilities of discontinued operations                  2,055        2,515
                                                                ---------    ---------
   Total current liabilities                                     40,420       38,919
                                                                ---------    ---------
LONG-TERM LIABILITIES
  Long-term debt                                                 23,408       29,849
  Lease liabilities                                               5,994        6,201
                                                                ---------   ---------
   Total long-term liabilities                                   29,402       36,050
                                                                ---------    ---------
   Total liabilities                                             69,822       74,969
                                                                ---------    ---------
COMMITMENTS AND CONTINGENCIES (see Notes 7, 9 and 11)

SHAREHOLDERS' EQUITY
  Preferred stock,  par  value  $.01; 1,000,000 shares
   authorized;  none issued
  Common stock, par value $.01; 80,000,000 shares authorized;
   23,849,759 shares issued and outstanding at January 3,
   1997 (23,052,781 at December 29, 1995)                           239          231
  Additional paid-in capital                                     44,724       40,633
  Retained earnings                                              38,783       20,886
  Foreign currency translation adjustment                           273         (228)
                                                                ---------    ---------
   Total shareholders' equity                                    84,019       61,522
                                                                ---------    ---------
                                                                $153,841     $136,491
                                                                =========    =========

The accompanying notes are an integral part of these consolidated financial statements.

                             COMPUTER PRODUCTS, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
              For the Years Ended on the Friday Nearest December 31
                             (Amounts in Thousands)

                                                          1996      1995       1994
                                                     ---------  ---------  ---------

OPERATING ACTIVITIES

  Net income                                         $19,578    $13,720    $  6,059
  Adjustments to reconcile net income to net
  cash provided by operating activities:
   Depreciation and amortization                       6,188      4,878      4,596
   Deferred income taxes                                 724      2,533      1,872
   Provision for inventory losses                      1,536      3,777      2,828
   Other noncash charges                                (516)       627        425
  Changes in operating assets and liabilities:

   Increase in accounts receivable                    (8,525)    (3,333)    (1,453)
   (Increase)decrease in inventories and
    prepaid expenses and other                           597    (15,217)    (5,977)
   Increase in accounts payable and accrued
    liabilities                                        1,537     10,949      3,084
  Net cash provided by (used in) discontinued
    operations                                        (1,220)      (676)     1,264
                                                     ---------  ---------  ---------
NET CASH PROVIDED BY OPERATING ACTIVITIES             19,899     17,258     12,698
                                                     ---------  ---------  ---------
INVESTING ACTIVITIES
  Purchases of property, plant & equipment            (6,025)    (7,011)    (4,115)
  Proceeds from sale of building                           -      1,524          -
  Purchase of Jeta Power  Systems,  Inc.,  net of
   cash acquired                                      (9,577)         -          -
  Investing activities of discontinued operations       (897)      (397)      (512)
  (Increase) decrease in other assets                     (6)     1,130       (492)
                                                     ---------  ---------  ---------
NET CASH USED IN INVESTING ACTIVITIES                (16,505)    (4,754)    (5,119)
                                                     ---------  ---------  ---------
FINANCING ACTIVITIES
  Principal payments on debt and leases               (5,235)    (1,947)    (1,259)
  Proceeds from exercises of stock options             3,284      4,209        253
  Repurchases of common stock                         (2,032)    (8,305)         -
  Issuance of long-term debt                               -     24,375      3,600
  Repurchase of convertible subordinated
    debentures                                             -    (24,505)      (520)
                                                     ---------  ---------  ---------
NET CASH PROVIDED BY (USED  IN) FINANCING
 ACTIVITIES                                           (3,983)    (6,173)     2,074
                                                     ---------  ---------  ---------
EFFECT  OF  EXCHANGE  RATE  CHANGES  ON CASH  AND
  EQUIVALENTS                                             80        108        412
                                                     ---------  ---------  ---------
INCREASE (DECREASE) IN CASH AND EQUIVALENTS             (509)     6,439     10,065
CASH AND EQUIVALENTS, BEGINNING OF YEAR               26,650     20,211     10,146
                                                     ---------  --------   --------
CASH AND EQUIVALENTS, END OF YEAR                    $26,141    $26,650    $20,211
                                                     =========  =========  =========

SUPPLEMENTAL CASH FLOW DISCLOSURES
  CASH PAID DURING THE YEAR FOR:
   Interest                                           $ 2,783 $  3,274   $  3,877
   Income taxes                                         1,271      878        534

NONCASH INVESTING AND FINANCING ACTIVITIES:
   Fair value of assets acquired in connection
     with Jeta's acquisition                           14,055        -          -
   Liabilities assumed in connection with Jeta's
     acquisition                                        1,916        -          -
  Goodwill reduction from utilization of loss
     carryforwards                                        606      646        795
   Common stock issued from conversion of
     debentures                                             -    9,402          -

   Tax benefit from exercises of stock options          1,066    1,945          -
   Long-term debt incurred to purchase fixed
    assets                                                  -        -        857

The accompanying notes are an integral part of these consolidated financial statements.

                             COMPUTER PRODUCTS, INC.
                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
              For the Years Ended on the Friday Nearest December 31
                             (Amounts in Thousands)

                                                                                                                          Foreign
                                                                                     Additional                          Currency
                                                            Common Stock              Paid-in            Retained       Translation
                                                      Shares            Amount        Capital            Earnings        Adjustment
                                                    -----------       -----------  -------------       -----------    --------------

Balance, December 31, 1993                              20,141              $201       $26,840            $7,462           $(1,701)
   Issuance of common stock                                 42                 1            98
   Issuance of common stock under stock option
    and employee purchase plans                            120                 1           252
   Foreign currency translation adjustment                                                                                     745
   Net income                                                                                              6,059
                                                    -----------       -----------  -------------       -----------    --------------
Balance, December 30, 1994                              20,303               203        27,190            13,521              (956)
   Issuance of common stock                                 33                             100
   Issuance of common stock under stock option
    and employee purchase plans                          1,883                19         3,955
   Tax benefit from exercises of stock options                                           1,945
   Repurchases and retirement of  common stock          (1,138)              (11)       (1,939)           (6,355)
   Conversion of convertible subordinated
     debentures                                          1,972                20         9,382
   Foreign currency translation adjustment                                                                                     728
   Net income                                                                                             13,720
                                                    -----------       ----------- -------------       -----------    --------------
Balance, December 29, 1995                              23,053               231        40,633            20,886              (228)
   Issuance of common stock                                  8                             100
   Issuance of common stock under stock option
     and employee purchase plans                           986                10         3,274
   Tax benefit from exercises of stock options                                           1,066
   Repurchases and retirement of common stock             (197)               (2)         (349)           (1,681)
   Foreign currency translation adjustment                                                                                     501
   Net income                                                                                             19,578
                                                    -----------       -----------  -------------       -----------    --------------
Balance, January 3, 1997                                23,850              $239       $44,724           $38,783            $  273
                                                    ===========       ===========  =============       ===========    ==============

The accompanying notes are an integral part of these consolidated financial statements.

                             COMPUTER PRODUCTS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF CONSOLIDATION The consolidated financial statements include the accounts of Computer Products, Inc. (the "Company") and its subsidiaries. Intercompany accounts and transactions have been eliminated in consolidation.

FISCAL YEAR The Company's fiscal year ends on the Friday nearest December 31, which results in a 52- or 53-week year. The fiscal years ended January 3, 1997, December 29, 1995 and December 31, 1994 comprise 53, 52 and 52 weeks, respectively.

CASH AND EQUIVALENTS Only highly liquid investments with original maturities of 90 days or less are classified as cash and equivalents. These investments are carried at cost, which approximates market value.

INVENTORIES Inventories are stated at the lower of cost, on a first-in, first-out basis, or market.

PROPERTY, PLANT & EQUIPMENT Property, plant and equipment are stated at cost. Depreciation is provided for on the straight-line method over the estimated useful lives of the assets ranging from three to 30 years. Leasehold improvements are recorded at cost and are amortized using the straight-line method over the remaining lease term or the economic useful life, whichever is shorter. Major renewals and betterments are capitalized, while maintenance, repairs and minor renewals are expensed as incurred.

GOODWILL The excess of purchase price over net assets of acquired companies (goodwill) is capitalized and amortized on a straight-line basis over periods ranging from 20 to 40 years. Related accumulated amortization was $5,779,000 and $4,943,000 at January 3, 1997 and December 29, 1995, respectively. On a periodic basis, the Company estimates the future undiscounted cash flows and operating income of the businesses to which goodwill relates in order to ensure that the carrying value of such goodwill has not been impaired.

STOCK-BASED COMPENSATION PLANS In 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). SFAS 123 allows either adoption of a fair value based method of accounting for stock-based compensation or continuation of accounting under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related Interpretations with supplemental disclosures. The Company has chosen to continue to account for its stock option and its employee stock purchase plans using the intrinsic value based method prescribed in APB 25. Pro forma disclosures of net income and earnings per share as if the fair value method had been adopted are presented below (see Note 13).

FOREIGN CURRENCY TRANSLATION The functional currency of the Company's European subsidiaries is the foreign subsidiary's local currency. Assets and liabilities are translated from their functional currency into U.S. dollars using exchange rates in effect at the balance sheet date. Income and expense items are translated using average exchange rates for the period. The effect of exchange rate fluctuations on translating foreign currency assets and liabilities into U.S. dollars is included in shareholders' equity. Foreign exchange transaction gains and losses are included in the results of operations. The functional currency of the Company's Asian subsidiaries is the U.S. dollar, as their transactions are substantially denominated in U.S. dollars. Financial exposure may result from the timing of transactions and the movement of exchange rates.

REVENUE RECOGNITION The Company recognizes revenue as products are shipped or services are rendered.

PRODUCT WARRANTY The Company records estimated product warranty costs in the period in which the related sales are recognized.

INCOME TAXES Income taxes provided reflect the current and deferred tax consequences of events that have been recognized in the Company's financial statements or tax returns. The realization of deferred tax assets is based on historical tax positions and expectations about future taxable income.

EARNINGS PER SHARE Earnings per share is calculated using the weighted average number of common shares outstanding during each period, adjusted for the impact of dilutive common stock equivalents using the treasury stock method of accounting.

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

RECLASSIFICATIONS   Certain  amounts  in  the  1996,  1995  and  1994  financial
statements  have  been  reclassified  to  reflect  discontinued   operations  as
described in Note 18.

2. INVENTORIES

The components of inventories are as follows ($000s):

                                                          1996        1995
                                                       --------    --------
      Raw materials                                    $14,953     $13,940
      Work in process                                    4,424       3,695
      Finished goods                                     9,349      11,415
                                                       --------    --------
      Inventories                                      $28,726     $29,050
                                                       ========    ========

3. PROPERTY, PLANT & EQUIPMENT

Property, plant & equipment is comprised of ($000s):

                                                          1996        1995
                                                       --------    --------
      Land                                               $ 764       $ 762
      Buildings                                         19,061      18,428
      Equipment                                         33,334      27,830
      Leasehold improvements                             1,591       1,209
                                                       --------    --------
                                                        54,750      48,229
      Less accumulated depreciation and amortization    26,064      21,561
                                                       --------    --------
      Property, plant & equipment, net                 $28,686     $26,668
                                                       ========    ========

Depreciation and amortization expense was $4,741,000, $3,557,000 and $3,023,000 in fiscal years 1996, 1995 and 1994, respectively.

4. ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

The  components  of  accounts  payable and  accrued  liabilities  are as follows
($000s):

                                                          1996        1995
                                                       --------    --------
      Accounts payable                                 $16,135     $15,947
      Accrued liabilities:
            Compensation and benefits                    5,794       7,895
            Income taxes payable                         5,080       2,272
            Other                                        7,201       7,571
                                                       --------    --------
                                                       $34,210     $33,685
                                                       ========    ========

At January 3, 1997 and December 29, 1995, other accrued liabilities primarily consists of accruals for product warranty costs, commissions, advertising, accounting and legal fees, and other taxes.

5. ACQUISITION

Effective August 23, 1996, the Company acquired the remaining 90% of the outstanding capital stock of Jeta Power Systems, Inc. ("Jeta") for approximately $11.25 million in cash. Jeta designs, manufactures and markets medium-to-high power systems in the 400 watt to 4 kilowatt range for applications in telecommunications, networking, computing and instrumentation markets. The Company had purchased an initial 10% of Jeta's capital stock during 1984 for approximately $433,000. The Company used cash on hand to pay for the acquisition.

The acquisition was accounted for under the purchase method of accounting. Accordingly, $7.9 million, representing the excess of the purchase price over the estimated fair value of the net assets acquired, has been recorded as goodwill and is being amortized on a straight-line basis over a period of 20 years. Jeta's results of operations have been included in the Company's consolidated financial statements from the date of acquisition and are not significant in relation to the Company's consolidated financial statements; accordingly, pro forma financial disclosures have not been presented.

6. LINE OF CREDIT

On April 4, 1995, the Company entered into an unsecured credit agreement with a bank, which provided for a $20 million revolving line of credit that extends through April 1, 1998. The agreement provides for interest at the Company's option of either .75% above the London Interbank Offered Rate ("LIBOR") or at the prime rate minus .50%, and includes a fee of .25% on the unused balance. The agreement contains certain restrictive covenants which, among other things, require the Company to maintain certain financial ratios and limit the purchase, redemption or retirement of capital stock and other assets. As of January 3, 1997, the Company had made no borrowings under the line of credit and was in compliance with the agreement's covenants.

7. LONG-TERM DEBT

Long-term debt is comprised of the following:

                                                                                          1996            1995
                                                                                       ----------      ----------
                                                                                         ($000s)         ($000s)

8.25% interest-bearing note, due in bi-annual installments, maturing
 April 1, 2002 (a)                                                                       $23,500         $25,000

6.9% mortgage note due in monthly installments of $27,700,
 including interest, through June 28, 2001 (b)(d)                                          3,385           3,477

7.5% mortgage note, paid in full in 1996                                                                   3,065

Non-interest-bearing  note, due 1997, net of unamortized discount of $80,000 and
 $155,000, respectively, based on an imputed interest rate
 of 10% (c)(d)                                                                               354             618

Non-interest-bearing Senior Subordinated Note due
 in common stock of the Company on January 3, 1996                                                           100

Other                                                                                        324             308
                                                                                       ----------      ----------
                                                                                          27,563          32,568
     Less current maturities                                                               4,155           2,719
                                                                                       ----------      ----------
     Long-term debt                                                                      $23,408         $29,849
                                                                                       ==========      ==========

      (a)On April 4, 1995, the Company entered into an unsecured credit agreement with a bank which provided for a $25 million seven-year term loan. Remaining payments are as follows: $1,500,000 due on April 1, 1997, and $2,200,000 due on April 1 and October 1 of each year beginning October 1, 1997 until maturity, with interest payable monthly. Proceeds from the term loan were used to redeem the Company's Debentures (see Note 8). The agreement contains certain restrictive covenants which are the same as those discussed in Note 6. In May 1995, the Company entered into an Interest Rate Collar Agreement with the bank, which set boundaries for the interest payment terms on its $25 million term loan. The agreement placed a ceiling of 9.75% on the Company's floating rate option in exchange for the bank's ability to elect a fixed rate option of 8.25%. In June 1995, the bank exercised its option to receive interest at the fixed rate for the remaining term of the loan.

      (b)On June 28, 1994, the Company obtained a $3,600,000 seven-year commercial mortgage loan from a bank at a fixed interest rate of 6.9% for the first three years, repriced thereafter at 250 basis points over the then prevailing four-year U.S. Treasury Index. The loan is secured by a first mortgage on a subsidiary's facility in Wisconsin and by the Company's guaranty. The loan proceeds were used to provide additional working capital.

      (c)On December 30, 1994, the Company purchased a building for approximately $922,000 from the Industrial Development Authority ("IDA") of Ireland in exchange for a three year non-interest-bearing note. The note specifies repayment in three yearly installments due on September 30, 1995, 1996 and 1997.

       (d) Collateralized by properties with an aggregate net book value of approximately $4,906,000 at January 3, 1997.

Maturities of long-term debt are as follows: $4,235,000 in 1997, $4,533,000 in 1998, $4,541,000 in 1999, $4,550,000 in 2000, $7,356,000 in 2001 and $2,428,000
thereafter.

8. CONVERTIBLE SUBORDINATED DEBENTURES

The Company's 9.5% Convertible Subordinated Debentures (the "Debentures") due 1997 were issued pursuant to an underwritten public offering. The Debentures were subordinated to all existing and future Senior Indebtedness of the Company (as defined in the indenture), and were convertible into shares of common stock at a conversion price of $4.625 per share, subject to adjustment as set forth in the indenture.

In 1992, the Company repurchased $4.0 million in principal of the Debentures for a purchase price of $3,874,000. Additionally, in 1994 the Company repurchased $512,000 in principal of the Debentures for a purchase price of $520,000. The respective gain and loss on repurchase, net of unamortized issuance costs, was not material to the Company.

In May 1995, the Company called for redemption all of its outstanding Debentures, which amounted to $33.4 million. The Debentures were redeemed for an aggregate amount of $1,054.86 per $1,000 of principal amount (consisting of a redemption payment of $1,010 plus accrued and unpaid interest of $44.86). As a result of the redemption, holders of Debentures representing a principal amount of $9.1 million elected to convert the Debentures into 1,972,085 shares of the Company's common stock, pursuant to the terms of the Debentures, while the balance of $24.3 million was redeemed. This transaction resulted in an increase in shareholders' equity of approximately $9.4 million. The redemption resulted in an extraordinary loss of approximately $397,000 (net of taxes of $187,000), consisting of a 1% redemption premium of $165,000 and a write-off of unamortized financing costs of $232,000.

9. LEASE COMMITMENTS

The Company is obligated under noncancelable operating leases for facilities and equipment that expire at various dates through 2005 and contain renewal options at favorable terms. Future minimum annual rental obligations and noncancelable sublease income are as follows ($000s):

                                        Rental       Sublease
      YEAR                           Obligations       Income
                                     ----------    -----------

      1997                             $ 3,685         $2,398
      1998                               3,055            399
      1999                               2,788
      2000                               2,721
      2001                               2,444
      Thereafter                        11,166
                                     ----------    -----------
      Total                            $25,859         $2,797
                                     ==========    ===========

Rental expense under operating leases amounted to $2,670,000, $2,309,000 and $2,071,000 in fiscal 1996, 1995 and 1994, respectively. Sublease income was $1,886,000, $1,655,000 and $1,611,000 for fiscal 1996, 1995 and 1994, respectively.

Lease liabilities have been recorded for certain leased manufacturing facilities no longer deployed in the Company's operations. Although the facilities are being subleased, the future lease obligations exceed future sublease income, thereby creating loss contracts. The aggregate minimum annual rental obligations and sublease income under these leases have been included in the lease commitments table presented above. Lease liabilities are estimated based on contract provisions and historical and current market rates. These estimates can be materially affected by changes in market conditions.

10.      INCOME TAXES

The components of the income from continuing operations provision for income taxes consist of the following ($000s):

                                       1996       1995      1994
                                     -------   --------   -------
      Currently payable:
         Federal                     $1,565    $  299     $  170
         State                        1,961       665        596
         Foreign                      2,452     1,405        483
                                     -------   --------   -------
      Total current                   5,978     2,369      1,249
                                     -------   --------   -------

      Deferred provision:
         Federal                        435     2,280        739
         State                          134       186        212
         Foreign                        155        67
                                     -------   --------   -------
      Total deferred                    724     2,533        951
                                     -------   --------   -------
 Total provision for income taxes    $6,702    $4,902     $2,200
                                     =======   ========   =======

The exercise of nonqualified stock options resulted in state and federal income tax benefits to the Company related to the difference between the fair market price of the stock at the date of exercise and the exercise price. In fiscal 1996 and 1995, the provision for income taxes excludes current tax benefits of $1,066,000 and $1,945,000, respectively, related to the exercise of stock options credited directly to additional paid-in capital.

During fiscal 1996, 1995 and 1994, the Company utilized tax loss carryforwards obtained in a prior business combination. The effect of utilizing these carryforwards was to reduce goodwill by approximately $606,000, $646,000 and $795,000 in 1996, 1995 and 1994, respectively.

Income taxes have not been provided on the undistributed earnings of the Company's foreign subsidiaries, which approximated $32.1 million as of January 3, 1997, as the Company does not intend to repatriate such earnings.

The components of the Company's income from continuing operations before provision for income taxes consist of the following ($000s):

                                       1996       1995      1994
                                     -------   --------   -------
      U.S.                           $16,414   $11,803    $4,332
      Foreign                          9,362     5,704     2,162
                                     -------   --------   -------
 Total income before income taxes    $25,776   $17,507    $6,494
                                     =======   ========   =======

The Company's effective tax rate differs from the U.S. statutory federal income tax rate due to the following:

                                                          1996            1995            1994
                                                      ---------       ---------      ----------
         U.S. federal statutory tax rate                 35.0%           35.0%          34.0%
         Foreign tax effects                             (2.5)           (2.7)          (2.8)
         Amortization of goodwill                         0.4             0.3            0.7
         Change in the valuation allowance              (15.4)          (11.7)          (8.4)
         Effect of AMT and state income taxes             8.3             7.3            7.7
         Other                                            0.2            (0.2)           2.8
                                                      ---------       ---------      ----------
         Effective income tax rate                       26.0%           28.0%          34.0%
                                                      =========       =========      ==========

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's net deferred tax assets as of January 3, 1997 and December 29, 1995 are as follows ($000s):

                                                                                          1996              1995
                                                                                      ----------       ----------
         Net operating loss carryforwards (expiring 2003 through 2010)                 $  2,807          $  2,725
         Tax credit carryforwards (expiring 1998 through 2001)                            2,080             2,034
         Acquired net operating loss carryforwards                                            -             1,211
         Lease liabilities                                                                2,395             2,474
         Inventory reserves                                                               2,137             2,007
         Other accrued liabilities                                                        1,851             2,133
         Allowance for bad debt                                                             778               622
         Other                                                                           (1,294)             (278)
                                                                                     ------------      ------------
         Total deferred tax assets                                                       10,754            12,928
         Valuation allowance                                                             (8,926)           (9,890)
                                                                                     ------------      ------------
         Deferred income tax assets, net                                               $  1,828          $  3,038
                                                                                     ============      ============


The valuation allowance at January 3, 1997 includes approximately $4.9 million related to the exercise of stock options which, when recognized, will be credited directly to additional paid-in capital. During the year ended January 3, 1997, the valuation allowance decreased by approximately $1.0 million mainly due to the utilization of tax loss carryforwards. In assessing the likelihood of utilization of existing deferred tax assets, management has considered the historical results of operations and the current operating environment. Management believes, more likely than not, that future taxable income will be sufficient to utilize deferred tax assets of $1.8 million.

11.   CONTINGENCIES

In current and prior years, the Company received grant assistance, under grant agreements, from the IDA in connection with the Company's establishment of its Irish manufacturing operations. The funds received reduced the cost of the facility and equipment and operating expenses. On October 26, 1994, the Company entered into a new Grant Agreement whereby the IDA granted the sum of approximately $2.0 million to the Company in consideration for the Company providing employment for a given number of Irish citizens, over a three-year period. As of January 3, 1997, the Company had received approximately $1.9 million of the $2.0 million grant. The funds received reduced operating expenses incurred in connection with the expansion of the Company's operations in Ireland. In the event of noncompliance with certain terms and conditions of the above-mentioned grant agreements, the Company may be required to repay approximately $2.5 million of funds received to date. Management believes that noncompliance with the agreements is unlikely.

12.   STOCK REPURCHASES

During fiscal 1996 and 1995, the Company repurchased and retired a total of 197,000 and 1,138,000 shares, respectively, of its common stock pursuant to a share buy-back plan announced in May 1995. According to the plan, the Company intends to repurchase and retire from time to time up to an aggregate of 2,000,000 shares through open market transactions to minimize the dilutive effect of the shares issued to converting debenture holders. The excess of the cost of shares repurchased over par value was allocated to additional paid-in capital based on the pro rata share amount of additional paid-in capital for all shares with the difference charged to retained earnings.

13.   STOCK-BASED COMPENSATION PLANS

EMPLOYEE STOCK OPTION PLANS Under the Company's 1981 Incentive Stock Option Plan, options were granted to purchase up to 2,000,000 shares of the Company's common stock at prices not less than the fair market value at date of grant. The options generally vest at the rate of 25% per year beginning one year from the date of grant. The options expire 10 years from the date of the grant or three months after termination of employment, if earlier.This plan was replaced by the 1990 Performance Equity Plan ("PEP").

The Company established the PEP plan in 1990 under which it had reserved 3,000,000 shares of common stock for granting of either incentive or nonqualified stock options to key employees and officers. The Company increased authorized shares to 4,450,000 in 1996. Both incentive or nonqualified stock options have been granted at prices not less than the fair market value on the date of grant as determined by the Board of Directors. The options maximum term is 10 years, although some options were granted with a five-year term in 1995. Beginning with grants made in 1995, the majority of the options become exercisable after the price of the Company's common stock achieves certain levels for specified periods of time or upon the passage of a certain number of years from the date of grant. For grants made prior to 1995, options vest at the rate of 25% per year beginning one year from the date of grant. As of January 3, 1997, 972,785 shares of common stock were reserved for future grants.

OUTSIDE DIRECTORS STOCK OPTION PLANS The Company established an Outside Directors Stock Option Plan in 1986 under which it authorized and reserved 250,000 shares of common stock for granting of nonqualified stock options to directors of the Company who are not employees of the Company at exercise prices not less than the fair market value on the date of grant. The plan was replaced by the 1990 Outside Directors Stock Option Plan under which the Company initially authorized and reserved 250,000 shares. The Company increased authorized shares to 500,000 in 1996. Effective in 1996, upon initial election or appointment and each year thereafter, outside directors shall receive an option to purchase 10,000 shares of common stock provided that they own a given number of shares of common stock of the Company based on a formula as defined in the plan. The options granted under both Outside Directors plans fully vest on the one-year anniversary of the date of grant. As of January 3, 1997, 190,000 shares of common stock were reserved for future grants.

In accordance with APB 25, as the exercise price of the Company's stock options equals the market price of the underlying stock on the date of grant, no compensation cost has been recognized for its fixed stock option plans. Pro forma information regarding net income and earnings per share is required by SFAS 123 and has been determined as if the Company had accounted for its stock-based compensation plans under the fair value method. The fair value of each option grant was estimated at the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1996 and 1995, respectively: risk-free interest rates of 5.95% and 6.41%, dividend yield of 0% for both years, expected volatility of 52% and 56%, and expected life of 2.50 and 1.70 years. The Company's pro forma information follows (in thousands except for earnings per share information):

                                                              1996                 1995
                                                       ------------        -------------
     Net Income             As reported                    $19,578              $13,720
                                                       ============        =============
                            Pro forma                      $17,340              $12,896
                                                       ============        =============

     Primary earnings
       per share            As reported                      $0.80                $0.59
                                                       ============        =============
                            Pro forma                        $0.71                $0.55
                                                       ============        =============

     Fully diluted
       earnings per share   As reported                      $0.78                $0.59
                                                       ============        =============
                            Pro forma                        $0.69                $0.55
                                                       ============        =============

The effects of applying SFAS 123 in this pro forma disclosure are not indicative of future amounts. SFAS 123 does not apply to awards prior to 1995.

A summary of the Company's stock option activity under the various plans described above is as follows:

                                                                1996                           1995                            1994
                                              ---------------------------    ---------------------------     -----------------------
                                                             Weighted-                       Weighted-                     Weighted-
                                                             average                         average                       average
                                                             exercise                        exercise                      exercise
                                                Options       price            Options        price            Options      price
                                              ------------- -------------    ------------- -------------     ------------- ---------
     Options outstanding, beginning of year     2,272,726   $  3.36            3,578,279     $2.47             3,589,629     $2.44
        Options granted                           821,323     15.22              782,400      4.93               592,000      2.68
        Options exercised                        (963,161)     3.35           (1,895,870)     2.30              (102,850)     2.04
        Options canceled                          (60,488)     9.52             (192,083)     3.63              (500,500)     2.61
                                             ------------- -------------    ------------- -------------     ------------- ----------
     Options outstanding, end of year           2,070,400   $  7.89            2,272,726     $3.36             3,578,279     $2.47
                                             =============                  =============                   =============

     Options exercisable, end of year           1,368,961                      2,038,518                       2,005,111
                                             =============                  =============                   =============
       Weighted-average fair value of
         options granted during the year           $5.59                          $1.57                             N/A
                                             =============                  =============                   =============

The following table summarizes information about stock options outstanding at January 3, 1997:

                                        Options Outstanding                                  Options Exercisable
                      ---------------------------------------------------------       ----------------------------------
                                               Weighted-
                                               Average            Weighted-                                 Weighted-
    Range of              Number              Remaining            Average               Number              Average
    Exercise            Outstanding        Contractual Life     Exercise Price         Exercisable        Exercise Price
     Prices              at 1/3/97             (Years)                                  at 1/3/97
------------------    ----------------     -----------------    ---------------       --------------      ---------------
 $  1.75 -   2.69             660,947            5.77                   $ 2.47              611,656              $  2.48
    2.75 -   4.88             597,905            4.19                     4.17              572,405                 4.21
     7.18 - 12.81             200,273            8.93                    11.29              184,900                11.26
    16.00 - 16.00             532,275            9.33                    16.00                    0                    0
    16.75 - 19.88              79,000            9.75                    18.14                    0                    0
                      ----------------                                                --------------
  $  1.75 - 19.88           2,070,400            6.69                     7.89            1,368,961                 4.39
                      ================                                                ==============


EMPLOYEE STOCK PURCHASE PLANS In May 1996, the Company's Board of Directors established an employee stock purchase plan effective July 1, 1996 that allows substantially all employees to purchase shares of the Company's common stock. Under the terms of the plan, eligible employees may purchase shares of common stock through the accumulation of payroll deductions of at least 2% and up to 6% of their base salary. The purchase price is an amount equal to 85% of the market price determined on the tenth trading day following each three-month offering period. The Company's policy is to purchase these shares on the market rather than issue them from treasury; therefore, the 15% employee discount is currently being recognized as compensation expense. Such amount was not significant in fiscal 1996. Employees purchased 8,707 shares in 1996.

The 1989 Qualified Employee Stock Option Plan provided for employees to purchase common stock of the Company at a purchase price equal to the lower of 85% of the common stock market value as of the beginning of an offering period or at various purchase dates extending over a two-year period. The plan expired in 1995 and was replaced by the 1996 Employee Stock Purchase Plan described above. Employees purchased 22,475, 102,570 and 19,528 shares in 1996, 1995 and 1994, respectively, at purchase prices ranging from $1.97 to $2.76. Under SFAS 123, compensation cost is recognized for the fair value of the employees' purchase rights, which was estimated using the Black-Scholes model with the following weighted-average assumptions for 1995: risk-free interest rate of 6.48%, dividend yield of 0%, expected volatility of 52% and expected life of .84 year. The weighted-average fair value of the purchase rights granted in 1995 was $.57.

14.   EMPLOYEE BENEFIT PLAN

The Company provides retirement benefits to its employees through the Computer Products Inc. Employees' Thrift and Savings Plan (the "Plan"). As allowed under
Section 401(k) of the Internal Revenue Code, the Plan provides tax deferred salary deductions for eligible employees. The Plan permits substantially all United States employees to contribute up to 15% of their base compensation (as defined) to the Plan, limited to a maximum amount as set by the Internal Revenue Service. The Company may, at the discretion of the Board of Directors, make a matching contribution to the Plan. The Board of Directors authorized matching contributions of $520,000, $400,000 and $218,000, respectively, for fiscal 1996, 1995 and 1994.

15.   FINANCIAL INSTRUMENTS

DERIVATIVE FINANCIAL INSTRUMENTS AND FAIR VALUE OF FINANCIAL INSTRUMENTS The Company utilizes foreign currency forward contracts to minimize its exposure to potentially adverse changes in foreign currency exchange rates on anticipated but not firmly committed purchases or sales made by its international subsidiaries. No forward contracts were outstanding at January 3, 1997 and the amount of any gain or loss on these contracts during the year was not material. The Company does not hold or issue financial instruments for trading purposes.

The Company enters into various other types of financial instruments in the normal course of business. Fair values for certain financial instruments are based on quoted market prices. For other financial instruments, fair values are based on the appropriate pricing models, using current market information. The amounts ultimately realized upon settlement of these financial instruments will depend on actual market conditions during the remaining life of the instruments. Fair values of cash and equivalents, accounts receivable, accounts payable, other current liabilities and debt reflected in the January 3, 1997 statement of financial condition approximate carrying value at that date.

CONCENTRATION OF CREDIT RISK Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and equivalents and accounts receivable. The Company's cash management and investment policies restrict investments to low-risk, highly liquid securities, and the Company performs periodic evaluations of the credit standing of the financial institutions with which it deals. The Company sells its products to customers in various geographical areas. The Company performs ongoing credit evaluations of its customers' financial condition and generally does not require collateral. The Company maintains reserves for potential credit losses, and such losses have been within management's expectations and have not been material in any year. As of January 3, 1997 and December 29, 1995, management believes the Company had no significant concentrations of credit risk.

16.  GEOGRAPHIC INFORMATION AND SIGNIFICANT CUSTOMERS

The Company operates in a single industry segment encompassing the design, development, manufacture and sale of electronic products and subsystems for power conversion, industrial automation and other real-time systems applications. The Company's sales are made through both direct and indirect sales channels to a wide customer base in North America, Europe and Asia-Pacific. The principal markets served are telecommunications, networking, wireless communications and computing. In recent years, the Company's primary focus has been to grow its presence in the communications marketplace, particularly in the networking and telecommunications sectors.

Approximately 80% of the Company's products are manufactured in foreign locations. Specifically, 63% of the Company's 1996 sales were from products manufactured in Hong Kong and China, 24% from products manufactured in the Republic of Ireland and the remaining 13% from domestic operations. Included in the Company's consolidated statement of financial condition at January 3, 1997 are the net assets of the Company's European and Asian subsidiaries, which total approximately $21.7 million and $21.3 million, respectively.

Sales and marketing operations outside the United States are conducted principally through Company sales representatives, independent manufacturer's representatives and distributors in Canada, Europe and Asia-Pacific. Sales are in U.S. dollars and certain European currencies. Intercompany sales are in U.S. dollars and are based on cost plus a reasonable profit. There were no material amounts of United States export sales.

Sales to one customer amounted to $22.4 million and $20.7 million in fiscal 1996 and 1995, respectively.

A summary of the Company's operations by geographic area is presented below ($000s):
                                             1996          1995           1994
                                        ----------     ---------     ----------
   SALES

     TO UNAFFILIATED CUSTOMERS:
      United States                     $129,193       $122,347      $ 98,693
      Europe                              57,089         46,428        34,794
      Asia-Pacific                        21,281          5,676         2,706
     INTERCOMPANY SALES:

      United States                        4,020          2,937         3,897
      Europe                               5,554          4,219         2,225
      Asia-Pacific                        92,275         79,191        50,701
      Eliminations                      (101,849)       (86,347)      (56,823)
                                        ----------     ---------     ----------
      Total sales                       $207,563       $174,451      $136,193
                                        ==========     =========     ==========
   INCOME BEFORE INCOME TAXES

      United States                      $17,012        $15,950       $10,000
      Europe                               5,937          5,362         2,169
      Asia-Pacific                         5,859          3,560         1,799
      Other (a)                           (4,027)        (5,928)       (7,437)
      Eliminations                           995         (1,437)          (37)
                                        ----------     ---------     ----------
      Income before income taxes         $25,776        $17,507        $6,494
                                        ==========     =========     ==========
   IDENTIFIABLE ASSETS

      United States                     $ 66,784      $  61,967     $  55,720
      Europe                              27,925         21,657        17,112
      Asia-Pacific                        37,675         33,058        23,784
      Other (a)                           23,024         22,262        18,062
      Eliminations                        (1,567)        (2,453)         (282)
                                        ----------     ---------     ----------
      Total assets                      $153,841       $136,491      $114,396
                                        ==========     =========     ==========

(a)Other included in the table above represents interest, corporate general and administrative expenses, and certain assets not allocable to other geographic segments.

17.   SELECTED CONSOLIDATED QUARTERLY DATA (UNAUDITED)
   (Amounts in Thousands Except Per Share Data)

                                             FIRST      SECOND       THIRD      FOURTH
                                           QUARTER     QUARTER     QUARTER     QUARTER
                                         ----------  ----------  ----------  ----------
FISCAL 1996
Sales                                      $47,365     $48,066     $53,937     $58,195
Gross profit                                17,101      17,734      18,633      21,406
Income from continuing operations            4,175       4,218       4,954       5,725
Net income                                   3,911       4,382       5,131       6,154
Income from continuing operations per share   0.17        0.17        0.20        0.23
Net income - per share                        0.16        0.18        0.21        0.25

Stock price per common share:
   High                                      14.50       23.00       21.75       21.88
   Low                                        9.25       13.25       12.81       17.88

FISCAL 1995
Sales                                      $39,881     $43,527     $43,242     $47,801
Gross profit                                13,886      15,665      16,659      17,408
Income from continuing operations            1,592       2,652       4,085       4,276
Net income                                   2,019       2,469       4,358       4,874
Income from continuing operations per share   0.07        0.11        0.17        0.18
Net income - per share                        0.09        0.10        0.18        0.20

Stock price per common share:
   High                                       5.00        6.25        8.94       13.25
   Low                                        3.13        4.81        5.88        7.50


The Company recorded an after-tax extraordinary item of $397,000 in the second quarter of 1995. Data in the above tables are presented on a 13-week period basis except for the fourth quarter of 1996, which includes 14 weeks, as fiscal 1996 consisted of 53 weeks.

The sum of the quarterly earnings per share amounts differs from those reflected in the Consolidated Statements of Operations due to the weighting of common and common equivalent shares outstanding during each of the respective periods.

The Company's common stock is traded on the Nasdaq National Stock Market under the symbol CPRD. As of January 3, 1997, there were approximately 10,676 shareholders consisting of record holders and individual participants in security position listings. To date, the Company has not paid any cash dividends on its capital stock. The Board of Directors presently intends to retain all earnings for use in the Company's business and does not anticipate paying cash dividends in the foreseeable future.

18.   SUBSEQUENT EVENTS

DIVESTITURE

On April 17, 1997, the Company announced its intention to sell its Industrial Automation division, RTP Corp. ("RTP") pursuant to a plan of disposal approved by the Board of Directors.

Effective July 5, 1997, the Company sold RTP Corp. to RT Acquisition Florida Corp. Proceeds from the sale, which are subject to adjustment, included $2.0 million cash and a subordinated unsecured five-year note in the aggregate principal amount of approximately $2.5 million bearing interest at the prime rate. An estimated after-tax loss on the sale of $1.7 million (net of income tax benefit of $1,152,000) was recorded in the first quarter of 1997 representing the estimated loss on the disposal of RTP's net assets and a pre-tax provision of $1,000,000 for expected operating losses during the phase-out period.

RTP's sales in fiscal years 1996, 1995 and 1994 were $14,922,000, 16,926,000 and
$18,607,000, respectively. RTP's operating results are shown separately in the accompanying consolidated statements of operation.

Assets and liabilities of the discontinued operations have been separately classified in the accompanying statements of financial condition and consist of the following ($000s):

                                                  January 3,       December
                                                     1997          29, 1995
                                                 -----------     -----------

  Accounts receivable, net                           $4,129          $4,179
  Inventories                                         3,494           2,186
  Prepaid expenses and other                            100             171
  Property, Plant & Equipment, net                    1,517           1,048
                                                  ---------      ----------
        Total assets                                 $9,240          $7,584
                                                 ===========     ===========
  Accounts payable and other accruals                $2,055          $2,515
                                                 ===========     ===========

All prior year amounts have been restated to give effect to the discontinued operations treatment.

LOAN AGREEMENTS

Effective July 15, 1997, the Company amended and restated its existing revolving and term loan agreement to reprice its outstanding term loan and to provide for a new $20 million three-year multi-currency revolving working capital line of credit. The new multi-currency revolving facility, which expires in April 2000, replaces the Company's previous $20 million credit line which would have expired on April 1, 1998. The interest rate on the revolver is at the London Interbank Offering Rate "Libor" plus .50%. No borrowings are outstanding under the existing line. The Company's 1995 seven-year term loan, which has an outstanding balance of $19.8 million, was repriced to bear interest at Libor plus .75% compared to the previous rate set at Libor plus 1.5%.

In addition, effective July 15, 1997, the Company and one of its subsidiaries entered into two separate unsecured seven-year term loans with a bank providing an aggregate of 52 million Deutsche marks. The term loans bear interest at Libor plus .75%, or approximately 5.6%. Proceeds from the term loans were used to finance the Elba Group acquisition on July 22, 1997.

ACQUISITIONS

THE ELBA GROUP -- Effective July 22, 1997, the Company acquired the Elba Group, a privately-held European designer, manufacturer and marketer of a wide range of both AC/DC and DC/DC power conversion products. Computer Products purchased Elba for approximately $28.5 million in cash provided by two seven-year term loans from a financial institution. Elba has design, sales and manufacturing organizations in Oberhausen and Einsiedel, Germany; Chomutov, Czech Republic and Etten-Leur, Netherlands. The Company also has sales offices in Pfaffikon, Switzerland; Vaulx-Milieu, France; and Chesterfield, United Kingdom.

The acquisition will be accounted for under the purchase method of accounting. Accordingly, the excess of the purchase price over the estimated fair value of the net assets acquired will be recorded as goodwill and will be amortized on a straight line basis over a period of 20 years.

ZYTEC -- On September 2, 1997, the Company and CPI Acquisition Corp, a Minnesota corporation and a wholly-owned subsidiary of the Company ("CPI Sub"), entered into an Agreement and Plan of Merger dated as of September 2, 1997 (the "Merger Agreement") with Zytec Corporation, a Minnesota corporation ("Zytec"). The Merger Agreement provides for the merger of CPI Sub with and into Zytec, with Zytec surviving as a wholly-owned subsidiary of the Company (the "Merger").

The Merger Agreement provides for a stock-for-stock exchange in which each share of Zytec's common stock will be exchanged for 1.33 shares of the Company's common stock. The Company expects to ultimately issue approximately 16.7 million common shares in exchange for Zytec's common and equivalent shares outstanding.

The Company expects the transaction to be a tax-free exchange to be accounted for as a pooling of interests and for the transaction to close in the fourth fiscal quarter ending January 2, 1998. A one-time charge related to certain merger costs will be expensed at that time.

Item 7.      Financial Statements and Exhibits

(a) Financial statements of business acquired.

Not applicable

(b)   Pro Forma Financial Information.

Not applicable

(c)  Exhibits.

Exhibit No.           Description
-----------           -------------------

27                    Financial data schedule

                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                              COMPUTER PRODUCTS, INC.
                                              -----------------------
                                                      (Registrant)


Dated: October 30, 1997


                                       By:    /s/ Richard J. Thompson
                                       ------------------------------
                                                Richard J. Thompson,
                                                Vice President-Finance and
                                                 Chief Financial Officer